ADDENDUM NO. 2 to
USD 8,000,000 TERM LOAN FACILITY AGREEMENT
for
Seapowet Trading Ltd. as Borrower
and
Nordea Bank Norge ASA as Lender

THIS ADDENDUM NO. 2 (the “Addendum”) is dated ___ January 2010 and made between:
(1) Seapowet Trading Ltd., of Marshall Islands with its business address at 3rd Floor Par La Place, 14 Par La Ville Road, Hamilton HM 08 Bermuda as borrower (the “Borrower”); and
(2) Nordea Bank Norge ASA of Middelthunsgate 17, N-0368 Oslo, Norway, organisation number 911 044 110, as lender (the “Lender”).

WHEREAS:
(A) This Addendum is supplemental to the USD 8,000,000 Term Loan Facility Agreement dated 5 September 2006 as amended by addendum no. 1 dated 17 July 2009 (together, the “Original Facility Agreement”) and made between the Borrower and the Lender, relating to a certain term loan facility for an aggregate amount of USD 8,000,000;
(B) The Borrower has requested and the Lender has agreed to certain amendments to be made to the Original Facility Agreement, inter alia, to (i) amend the financial covenants and (ii) amend certain other provisions of the Original Facility Agreement and the Finance Documents; and
(C) The Parties have agreed to supplement and amend the Original Facility Agreement by entering into this Addendum to reflect the agreement reached between the Parties with respect to the amendments set out above.

NOW IT IS HEREBY AGREED as follows:
1 CONSTRUCTION AND INTERPRETATION
1.1 References to this Agreement
References in the Original Facility Agreement to “this Agreement” and the like shall, with effect from the Effective Date be references to the Original Facility Agreement as amended by this Addendum.
1.2 Defined Expressions
In this Addendum, words and expressions defined in the Original Facility Agreement shall, unless the context otherwise requires or unless otherwise defined herein, have the same meaning when used in this Addendum (including the recitals).
1.3 Construction
In this Addendum, unless the context otherwise requires:
 a) words denoting the singular number shall include the plural and vice versa;
 b) references to Clauses, Annexes and Schedules are references, respectively, to the Clauses, Annexes and Schedules of this Addendum;

 c) references to a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Addendum or otherwise;
 d) references to a provision of law is a reference to that provision as it may be amended or re-enacted, and to any regulations made by the appropriate authority pursuant to such law; and
 e) clause headings are inserted for convenience of reference only and shall be ignored in the interpretation of this Addendum.

2 CONDITIONS PRECEDENT
 a) The provisions of Clause 3 (Amendments to the Original Facility Agreement) below shall be effective on ___ January 2010 (the “Effective Date”).
 b) The Borrower shall deliver to the Lender the documents and other evidence as listed in Annex 1 (Conditions precedent documents) in form and substance satisfactory to the Lender no later than on the Effective Date.

3 AMENDMENTS TO THE ORIGINAL FACILITY AGREEMENT
3.1 General
The Original Facility Agreement shall, with effect from the Effective Date, be supplemented and amended as set out in this Clause 3 and will continue to be binding upon each of the Parties thereto in accordance with its terms as so amended.
3.2 Amendments to Clause 1.1 (Definitions) of the Original Facility Agreement
 (i) The definition of the following terms in Clause 1.1 (Definitions) of the Original Facility Agreement shall be deleted in their entirety and replaced by the following definitions:

““Finance Documents” means this Agreement, the Addendum No. 1, the Addendum No. 2, the Security Documents and any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower or any other person as security for, or to establish any form of subordination to the Lender under this Agreement or any of the other documents referred to herein or therein.
 (ii) The following new definitions shall be inserted in Clause 1.1 (Definitions) of the Original Facility Agreement:

““Addendum No. 1” means the addendum no. 1 to this Agreement dated 17 July 2009 and made between the parties set out therein.
“Addendum No. 2” means the addendum no. 2 to this Agreement dated ___ January 2010 and made between the parties set out therein.
“Boss Tankers Facility Agreement” means the loan agreement entered or to be entered into between, among others, the Guarantor, Boss Tankers Ltd. and Bank of Scotland plc.
“Co-ordination Agreement” means the co-ordination agreement to be entered into between Nordea Bank Norge ASA (as agent under the Senior Facility Agreement), the Lender, Bank of Scotland plc (as lender under the Boss Tanker Facility Agreement) and the Borrower, in respect of the Share Pledge Agreement, the Second Share Pledge Agreement and the Third Share Pledge Agreement, in form and substance satisfactory to the Lender.
“Effective Date” means ___ January 2010.
“Second Share Pledge Agreement” means the share pledge agreement made or to be made between the Borrower and Nordea Bank Norge ASA (in its capacity as agent under the Senior Facility Agreement), for the second priority pledge over the Company Shares and any right to receive dividends.
“Senior Facility Agreement” means the reducing revolving credit facility agreement dated 29 August 2006 (as amended from time to time) between, among others, OBO Holdings Ltd., BHOBO One Ltd., BHOBO Two Ltd., BHOBO Three Ltd., RMJ OBO Shipping Ltd. and Sagamore Shipping Ltd. (as borrowers), Nordea Bank Norge ASA (as agent) and the lenders listed therein.
“Third Share Pledge Agreement” means the share pledge agreement made or to be made between the Borrower and Bank of Scotland plc (in its capacity as lender under the Boss Tankers Facility Agreement), for the third priority pledge over the Company Shares and any right to receive dividends.
“Transaction Documents” means the Finance Documents, the Charterparty, the Co-ordination Agreement, the Second Share Pledge Agreement, the Third Share Pledge Agreement and the Share Purchase Agreement, together with the other documents contemplated herein or therein.”
3.3 Amendments to Clause 1.2 (Construction) of the Original Facility Agreement
The current wording of Clause 1.2 (Construction) of the Original Facility Agreement shall be deleted in its entirety and be replaced with the following wording:
“In this Agreement, unless the context otherwise requires:
 a) Clause and Schedule headings are for ease of reference only;
 b) words denoting the singular number shall include the plural and vice versa;
 c) references to Clauses and Schedules are references, respectively, to the Clauses and Schedules of this Agreement;
 d) references to a provision of law is a reference to that provision as it may be amended or re-enacted, and to any regulations made by the appropriate authority pursuant to such law;
 e) references to a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;
 f) references to “control” means the power to appoint a majority of the board of directors or to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise;
 g) references to “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent; and

 h) references to a “person” shall include any individual, firm, partnership, joint venture, company, corporation, trust, fund, body, corporate, unincorporated body of persons, or any state or any agency of a state or association (whether or not having separate legal personality).”

3.4 Amendments to Clause 20.1 (Definitions) of the Original Facility Agreement
The current wording of Clause 20.1 (Definitions) of the Original Facility Agreement shall be deleted in its entirety and be replaced with the following wording:
“For the purposes of the financial covenants set out herein, the following definitions shall apply:
a) “Cash and Cash Equivalents” means, in respect of the Group, and at any time:
(i) cash in hand or on deposits with any acceptable bank available for cash management purposes;
(ii) investment grade certificates or deposit or investment grade marketable debt securities, maturing within one (1) year  after the relevant date of calculation; or
(iii) any other instrument, security or investment approved by the Majority Lenders, in each case, to which any member of the Group beneficially entitled at that time and which is capable of being applied against the Total Debt,
b) “Equity” means Total Assets less Total Debt.
c) “Equity Ratio” means Equity divided by Total Assets.
d) “Measurement Period” means a rolling period of twelve (12) calendar months ending on a Quarter Date.
e) “Quarter Date” means each 31 March, 30 June, 30 September and 31 December.
f) “Retention Account” means account no. 6015.04.42640 with the Lender in the name of OBO Holdings Ltd.
g) “Total Assets” means, on a consolidated basis, the aggregate book value of all of the assets of the Guarantor (on a consolidated basis), however excluding Cash and Cash Equivalents in excess of the minimum Cash and Cash Equivalents requirement in Clause 20.2.3 (Cash and Cash Equivalents).
h) “Total Debt” means, on a consolidated basis, the aggregate book value of all provisions, other long term liabilities and current liabilities of the Borrower and the Guarantor (on a consolidated basis), however reduced by Cash and Cash Equivalents in excess of the minimum Cash and Cash Equivalent requirement n Clause 20.2.3 (Cash and Cash Equivalents).
i) “Value Adjusted Equity” means Value Adjusted Total Assets less Total Debt.
j) “Value Adjusted Total Assets” means, on a consolidated basis, the total market value of all of the assets of the Guarantor (on a consolidated basis) however, excluding Cash and Cash Equivalents in excess of the minimum Cash and Cash Equivalents requirement in Clause 20.2.3 (Cash and Cash Equivalents).”
3.5 Amendments to Clause 20.2 (Financial covenants) of the Original Facility Agreement
The current wording of Clause 20.2 (Financial covenants) of the Original Facility Agreement shall be deleted in its entirety and be replaced with the following wording:
 “20.2.1 Minimum Value Adjusted Equity
The Borrower shall procure that the Guarantor (on a consolidated basis) shall at all times during the Security Period maintain a minimum Value Adjusted Equity of USD 30,000,000.
20.2.2 Positive working capital
The Borrower shall procure that the Guarantor (on a consolidated basis) shall at all times following the delivery of the Compliance Certificate for the period ending on 30 June 2010, ensure that its current assets exceed its current liabilities (excluding the current portion of long term debt), all as determined in accordance with GAAP.
20.2.3 Cash and Cash Equivalents
The Borrower shall procure that the Guarantor (on a consolidated basis) shall at any time in the period from the Effective Date and ending on the earlier of (i) 30 September 2010 and (ii) the delivery of the Barge to Straits Offshore Ltd., ensure that it has Cash and Cash Equivalents (including cash in Retention Account) equal to or greater than USD 4,000,000 and at all times thereafter ensure that the Guarantor (on a consolidated basis) has Cash and Cash Equivalents (including cash in Retention Account) equal to or greater than USD 6,000,000.
20.2.4 Minimum Equity Ratio
The Borrower shall procure that the Guarantor (on a consolidated basis) shall at all times during the Security Period maintain an Equity Ratio of minimum twenty-five per cent (25%).”
3.6 Amendments to Clause 21.5 (Negative pledge) of the Original Facility Agreement
The current wording of Clause 21.5 (Negative pledge) of the Original Facility Agreement shall be deleted in its entirety and be replaced by the following wording;
“The Borrower shall not create or permit to subsist any Security Interest over the Vessel nor upon any of its present or future undertakings, property, assets, rights of revenues, other than:
a) Security Interest under the Security Documents;
b) the existing first priority mortgage in favour of Den Danske Skibskredit, the second priority mortgage in favour of the Company, the Second Share Pledge Agreement and the Third Share Pledge Agreement; and
c) Security Interest arising in the ordinary course of business;
c) Security Interest consented to in writing by the Lender.”
3.7 Amendments to Schedule 4 (Form of Compliance Certificate) of the Original Facility Agreement
Schedule 4 (Form of Compliance Certificate) of the Original Facility Agreement shall be deleted and replaced in its entirety by Annex 2 (Schedule 4) - Form of Compliance Certificate) to this Addendum.
4 REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lender on the Effective Date that:
 a) all corporate actions required by it and its directors and officers have been taken in order to authorize this Addendum and any Finance Documents or other documents related hereto, and the execution and performance thereof, in accordance with the laws of its constitution, and this Addendum and any documents related hereto have been validly executed and are binding upon the Borrower;
 b) no consent is necessary from any governmental or other authorities for the execution of and performance under this Addendum or any documents related hereto;
 c) the making of this Addendum and any documents related hereto will not infringe any other agreement to which it is a party;
 d) nothing has occurred in the period between 30 September 2009 and up until the Effective Date which the Lender could determine has had or could reasonably be expected to have a material adverse effect on the ability of the Borrower or the Guarantor to comply with its obligations under any of the Finance Documents;
 e) this Addendum and the other Finance Documents to which it is a party constitute valid, binding and enforceable obligations of the Borrower, and the execution and performance of this Addendum and the other Finance Documents to which it is a party do not and will not contravene any applicable law, order, regulation or restriction of any kind, including contractual restrictions, binding on the company;
 f) any information and documentation supplied by or on behalf of it in connection with the preparation of this Addendum was (taken as a whole) true, complete and accurate in all material respect at the date supplied;
 g) nothing has occurred or come to light since the date such information or documentation was supplied which renders any material facts contained in such information and/or documentation inaccurate or misleading;
 h) the factual information provided by it to the Lender was true and accurate as at its date and no information has been omitted which, if disclosed, would make the information provided untrue or misleading; and
 i) the representations and warranties as set out in Clause 18 (representations and warranties) of the Original Facility Agreement are true and correct in all respects.

5 CONTINUED FORCE AND EFFECT
 a) The provisions of the Original Facility Agreement and the other Finance Documents shall, save as amended by this Addendum (and by separate amendments to the relevant Finance Documents (if any)), continue in full force and effect between the Parties and the Original Facility Agreement and this Addendum shall be read and construed as one instrument with effect from the Effective Date.
 b) The Borrower hereby represents, warrants and confirms to and for the benefit of the Lender that:
 (i) the Security Interest created by the Security Documents to which it is a party extend to the liabilities and obligations of the Borrower under the Original Facility Agreement as amended by this Addendum and the obligations of the Borrower arising under or in connection with this Addendum, the Original Facility Agreement and the other Finance Documents constitute obligations and liabilities secured under the Security Documents; and
 (ii) the Security Interest created or conferred under the Security Documents to which it is a party continue in full force and effect on the terms of the respective Security Document.

6 MISCELLANEOUS
 a) This Addendum shall be a Finance Document.

7 GOVERNING LAW AND JURISDICTION
7.1 Governing law
This Addendum shall be governed by Norwegian law.
7.2 Jurisdiction
 a) The Lender and the Borrower agree that the courts of Oslo, Norway, have jurisdiction to settle any disputes arising out of or in connection with the Finance Documents including a dispute regarding the existence, validity or termination of this Addendum, and the Borrower accordingly submit to the non-exclusive jurisdiction of the Oslo District Court (Oslo tingrett).
 b) Nothing in this Clause 7.2 shall limit the right of the Lender to commence proceedings against the Borrower in any other court of competent jurisdiction. To the extent permitted by law, the Lender may take concurrent proceedings in any number of jurisdictions.

7.3 Service of Process
Without prejudice to any other mode of service, the Borrower:
 a) irrevocably appoints Wikborg Rein & Co., Kronprinsesse Märthas plass 1, P.O. Box 1513 Vika, N-0117 Oslo, Norway, as its agent for service of process relating to any proceedings before the Norwegian courts in connection with this Addendum or any other Finance Documents;
 b) agree that failure by its process agent to notify it or the process will not invalidate the proceedings concerned; and

 c) consent to the service of process to any such proceedings before the Norwegian courts by prepaid posting of a copy of the process to its address for the time being applying under Clause 27 (Notices) of the Original Facility Agreement.

***

ANNEX 1 CONDITION PRECEDENT DOCUMENTS
1 CORPORATE DOCUMENTS –BORROWER
 a) Certificate of Incorporation or similar;
 b) Certificate of Goodstanding;
 c) Memorandum and Articles of Association or similar (including Secretary’s certificate);
 d) Resolutions passed at a board meeting/shareholders meeting of the Borrower evidencing:
 (i) the approval of the terms of, and the transactions contemplated by, inter alia, this Addendum and the other Finance Documents; and
 (ii) the authorisation of its appropriate officer or officers or other representatives to execute this Addendum and the Finance Documents and any other documents necessary for the transactions contemplated by this Addendum and the other Finance Documents, on its behalf;
 e) Power(s) of attorney (notarised if requested by the Lender); and
 f) Specimen signatures and certified copies of valid identification documents of its authorised representatives referred to in d) above (“know your customer”) (if applicable).

2 CORPORATE DOCUMENTS – THE GUARANTOR
 a) Certificate of Incorporation or similar;
 b) Certificate of Goodstanding;
 c) Memorandum and Articles of Association or similar (including Secretary’s certificate);
 d) Resolutions passed at a board meeting/shareholders meeting of the Guarantor evidencing:
 (i) the approval of the terms of, and the transactions contemplated by, inter alia, this Addendum and the other Finance Documents; and
 (ii) the authorisation of its appropriate officer or officers or other representatives to execute this Addendum and the Finance Documents and any other documents necessary for the transactions contemplated by this Addendum and the other Finance Documents, on its behalf;
 e) Power(s) of attorney (notarised if requested by the Lender); and
 f) Specimen signatures and certified copies of valid identification documents of its authorised representatives referred to in d) above (“know your customer”) (if applicable).

3 AUTHORISATIONS
All approvals, authorisations and consents required by any government or other authorities for any of the Borrower and the Guarantor enter into and perform its obligations under this Addendum and the other Finance Documents to which it is a party.
4 FINANCE DOCUMENTS
Each of the following Finance Documents, duly signed:
 a) this Addendum;
 b) an addendum to the Guarantee;

5 TRANSACTION DOCUMENTS
 a) The Co-ordination Agreement;
 b) The Compliance Certificate; and
 c) The effective interest letter.

6 MISCELLANEOUS
 a) Appointment of and the acceptance by Wikborg Rein & Co as the Borrower and the Guarantor as process agent in Norway;
 b) Evidence satisfactory to the Lender that any costs and expenses incurred in connection with this Addendum and/or any of the Finance Documents related thereto, has been or will be paid in accordance with Clause 16.2 (Amendment and enforcement costs etc) of the Original Facility Agreement; and
 c) Any other documents as reasonably requested by the Lender.

7 LEGAL OPINIONS
 a) A legal opinion from Seward & Kissel LLP relating to Marshall Islands law issues;
 b) A legal opinion from Seward & Kissel LLP relating to Liberian law issues;
 c) A legal opinion from Advokatfirmaet Thommessen AS relating to Norwegian law issues; and
 d) Any such other favourable legal opinions in form and substance satisfactory to the Lender from lawyers appointed by the Lender on matters concerning all relevant jurisdictions.

ANNEX 2 SCHEDULE 4 FORM OF COMPLIANCE CERTIFICATE
To: Nordea Bank Norge ASA, as Lender
From: []
Date: [•] [To be delivered no later than [one hundred and twenty (120) /forty-five (45)] days after each Reporting Date]

USD 8,000,000 TERM LOAN FACILITY AGREEMENT DATED 5 SEPTEMBER 2006 (“AS AMENDED”) (THE “AGREEMENT”)
We refer to the Agreement. Terms defined in the Agreement shall have the same meaning when used in this Compliance Certificate.
With reference to Clauses 19.2 (Compliance certificate) and 20 (Financial covenants) of the Agreement, we confirm that as at [•] [insert relevant Reporting Date]:
a) Minimum Value Adjusted Equity. The Minimum Value Adjusted Equity of the Guarantor (on a consolidated basis) was USD [•].
The Borrower shall procure that the Guarantor (on a consolidated basis) shall at all times during the Security Period maintain a Minimum Value Adjusted Equity of USD 30,000,000.
The covenant set out in Clause 20.2.1 (Minimum Value Adjusted Equity) is thus [not] satisfied.
b) Positive working capital. The working capital of the Guarantor (on a consolidated basis) was [].
The Borrower shall procure that the Guarantor (on a consolidated basis) shall at all times following the delivery of the Compliance Certificate for the period ending 30 June 2010, ensure that its current assets exceeds its current liabilities (excluding the current portion of long term debt), all as determined in accordance with GAAP.
The covenant set out in Clause 20.2.2 (Positive working capital) is thus [not] satisfied.
c) Cash and Cash Equivalents. The Cash and Cash Equivalent of the Guarantor (on a consolidated basis) is [].
The Borrower shall procure that the Guarantor (on a consolidated basis) shall at any time in the period from the Effective Date and ending on the earlier of (i) 30 September 2010 and (ii) the delivery of the Barge to Straits Offshore Ltd., ensure that it has Cash and Cash Equivalents equal to or greater than USD 4,000,000 and at all times thereafter endure that the Guarantor (on a consolidated basis) has Cash and Cash Equivalents equal to or greater than USD 6,000,000.
The covenant in Clause 20.2.3 (Cash and Cash Equivalents) is this [not] satisfied.
e) Minimum Equity Ratio. The Equity Ratio of the Guarantor (on a consolidated basis) is []%.
The Borrower shall procure that the Guarantor (on a consolidated basis) shall at all times during the Security Period maintain a Equity Ratio of minimum twenty-five per cent (25%).
The covenant in Clause 20.2.4 (Minimum Equity Ratio) is thus [not] satisfied.
F) We confirm that, as of the date hereof (i) each of the representations and warranties set out in Clause 18 (Representations and warranties) of the Agreement is true and correct; and (ii) no event or circumstances has occurred and is continuing which constitute or may constitute an Event of Default.
Yours sincerely for and on behalf of Seapowet Trading Ltd.
By: __________________________________ Name: Title:  [authorised officer]
***
SIGNATORIES
The Borrower:	The Lender:
Seapowet Trading Ltd. By: _________________________ Name: Title:	Nordea Bank Norge ASA By: _____________________________ Name: Title:

We, B+H Ocean Carriers Ltd. acknowledge the receipt of this Addendum, agree to the terms and conditions set out herein and to be bound hereof and confirm that the Guarantee issued by us, shall continue to be in full force and effect guaranteeing the obligations and liabilities of the Borrower under the Original Facility Agreement as amended by this Addendum.
___ January 2010
B+H Ocean Carriers Ltd.
By: ______________________ Name: Title: